Exhibit 21

WGL HOLDINGS, INC.
Subsidiaries of the above registrant as of September 30, 2003

	Percent of
	Voting
	Securities
Subsidiary Relationship Denoted by Indentation	Owned	State of Incorporation

WGL Holdings, Inc. (Parent)		Virginia

Washington Gas Light Company	100%	Virginia and the District of Columbia

Hampshire Gas Company	100%	West Virginia

Crab Run Gas Company	100%	Virginia

Washington Gas Resources Corp.	100%	Delaware

American Combustion Industries, Inc.	100%	Maryland

Washington Gas Credit Corporation	100%	Delaware

Washington Gas Consumer Services, Inc.	100%	Delaware

Washington Gas Energy Services, Inc.	100%	Delaware

Washington Gas Energy Systems, Inc.	100%	Delaware

WG Maritime Plaza I, Inc.	100%	Delaware

Brandywood Estates, Inc.	100%	Delaware